 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No.   )1

PAE Incorporated
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

69290Y109
(CUSIP Number)

February 10, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

PVM Pinnacle Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

OO

2

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

GCM CFIG GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

OO

3

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

CFIG Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

Grosvenor Capital Management Holdings, LLLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Illinois
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

GCMH GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

OO

6

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

Grosvenor Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Illinois
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

GCM Customized Fund Investment Group, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

GCM, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

OO

9

CUSIP No. 69290Y109

1	NAME OF REPORTING PERSON

Michael J. Sacks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,608,695 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

7,608,695 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,608,695 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%
12	TYPE OF REPORTING PERSON

IN

10

CUSIP No. 69290Y109

Item 1(a).	Name of Issuer:

The name of the issuer is PAE Incorporated (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The address of the Issuer’s principal executive offices is 7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043.

Item 2(a).	Name of Person Filing:
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Item 2(c).	Citizenship:

This Schedule 13G is filed by:

1.	PVM Pinnacle Holdings, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
2.	GCM CFIG GP, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
3.	CFIG Holdings, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
4.	Grosvenor Capital Management Holdings, LLLP c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Illinois
11

CUSIP No. 69290Y109

5.	GCMH GP, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
6.	Grosvenor Holdings, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Illinois
7.	GCM Customized Fund Investment Group, L.P. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
8.	GCM, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
9.	Michael J. Sacks c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: United States

The foregoing persons are hereinafter sometimes referred to individually as a “Reporting Person” and collectively as the “Reporting Persons”.

Item 2(d).	Title of Class of Securities:

The class of securities to which this Schedule 13G relates is the Issuer’s A Class common stock, par value $0.0001 per share (the “Class A Common”).

Item 2(e).	CUSIP Number:

The CUSIP number of the Class A Common is 69290Y109.

12

CUSIP No. 69290Y109

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.
a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
e)	☐	An investment advisor in accordance with § 240.13d-1(b)(1)(ii)(E);
f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act (15 U.S.C. 80a-3);
j)	☐	A non-U.S. Institution in accordance with § 240.13d-1(b)(1)(ii)(J);
k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

13

CUSIP No. 69290Y109

Item 4.	Ownership.

a)       Amount beneficially owned:

As of February 19, 2020, PVM Pinnacle Holdings, LLC, beneficially owned 7,608,695 shares (the “Shares”) of Class A Common. GCM CFIG GP, LLC, as the managing member of PVM Pinnacle Holdings, LLC, may be deemed to have shared voting control and investment discretion over the Shares. CFIG Holdings, LLC, as the sole member of GCM CFIG GP, LLC, may be deemed to have shared voting control and investment discretion over the Shares. Grosvenor Capital Management Holdings, LLLP, as the sole member of CFIG Holdings, LLC, may be deemed to have shared voting control and investment discretion over the Shares. GCMH GP, L.L.C., as general partner of Grosvenor Capital Management Holdings, LLLP, may be deemed to have shared voting control and investment discretion over the Shares. GCM Customized Fund Investment Group, L.P., as manager of PVM Pinnacle Holdings, LLC, may be deemed to have shared voting control and investment discretion over the Shares. GCM, L.L.C., as general partner of GCM Customized Fund Investment Group, L.P., may be deemed to have shared voting control and investment discretion over the Shares. Grosvenor Holdings, L.L.C., as managing member of GCMH GP, L.L.C. and as sole member of GCM, L.L.C., may be deemed to have shared voting control and investment discretion over the Shares. Michael J. Sacks, as managing member of Grosvenor Holdings, L.L.C., may be deemed to have shared voting control and investment discretion over the Shares.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any Shares owned by another Reporting Person, and the filing of this statement shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities.

b)       Percent of class

The percentages used in this Schedule 13G are calculated based upon 92,040,654 shares of Class A Common outstanding as of February 10, 2020, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2020. Therefore, as of February 19, 2020, each of the Reporting Persons may be deemed to beneficially own 8.3% of the outstanding shares of the Class A Common.

14

CUSIP No. 69290Y109

c)       Number of shares as to which the person has:

Each of the Reporting Persons may be deemed to have:

1)       Sole power to vote or to direct the vote: 0 shares

2)       Shared power to vote or to direct the vote: 7,608,695 shares

3)       Sole power to dispose or to direct the disposition of: 0 shares

4)       Shared power to dispose or to direct the disposition of: 7,608,695 shares

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

To the knowledge of each of the undersigned Reporting Persons, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in this Schedule 13G.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Each Reporting Person hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

15

CUSIP No. 69290Y109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 19, 2020

PVM PINNACLE HOLDINGS, LLC			GCMH GP, L.L.C.
By:	GCM CFIG GP, LLC (its managing member)
By:	CFIG Holdings, LLC (its sole member)

By:	/s/ Burke J. Montgomery		By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery		Name:	Burke J. Montgomery
	Title:	Secretary and Vice President		Title:	Secretary and Vice President

GCM CFIG GP, LLC			GROSVENOR HOLDINGS, L.L.C.
By:	CFIG Holdings, LLC (its sole member)

By:	/s/ Burke J. Montgomery		By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery		Name:	Burke J. Montgomery
	Title:	Secretary and Vice President		Title:	Secretary and Vice President

CFIG HOLDINGS, LLC			GCM CUSTOMIZED FUND INVESTMENT GROUP, L.P.

By:	/s/ Burke J. Montgomery		By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery		Name:	Burke J. Montgomery
	Title:	Secretary and Vice President		Title:	General Counsel

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP			GCM, L.L.C.
By:	GCMH GP, LLC (its general partner)

By:	/s/ Burke J. Montgomery		By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery		Name:	Burke J. Montgomery
	Title:	General Counsel		Title:	Vice President & Secretary

/s/ Michael J. Sacks
Michael J. Sacks

16